Exhibit 99.1

FOR IMMEDIATE RELEASE
July 21, 2016
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Brent Wilder (brent.wilder@huntington.com), 614.480.5875
HUNTINGTON BANCSHARES INCORPORATED REPORTS 2016 SECOND QUARTER NET INCOME OF $175 MILLION AND EARNINGS PER COMMON SHARE OF $0.19
COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported net income for the 2016 second quarter of $175 million, a $22 million, or 11%, decrease from the year-ago quarter. Earnings per common share for the 2016 second quarter were $0.19, down $0.04, or 17%, from the year-ago quarter. FirstMerit acquisition-related expenses totaled $21 million pretax, or $0.02 per common share. Return on average assets was 0.96%, while return on average tangible common equity was 11.0%. Total revenue increased 1% over the year-ago quarter.
“We continued to deliver solid 2016 performance during the second quarter,” said Steve Steinour, chairman, president and CEO. “The quarter demonstrated encouraging growth in business lending and ongoing strong performance in auto loans and residential mortgage. We have continued executing our strategy to balance growth with disciplined risk management."
“Progress toward the proposed acquisition of FirstMerit continued to move forward in the second quarter, with very high approval rates obtained from both sets of shareholders, the completion of senior leadership for the combined company, and our announcement of the combined company’s five-year community development plan,” Steinour said. “Our recently announced divestiture of select Ohio branches primarily in the Canton and Ashtabula markets is another important milestone. With the integration planning process going so smoothly, we are now more confident than ever in our capabilities to add long-term value as expected through cost savings within the combined company as well as planned revenue synergies."
“The successful completion of the annual regulatory capital review and the Federal Reserve's non-objection to our planned capital actions, including the proposed increase in the quarterly dividend beginning in the 2016 fourth quarter, validate our consistent performance. Also of note within the quarter, we brought internationally recognized cybersecurity expertise to our board leadership with the appointment of Chris Inglis.”
The Board of Directors declared a quarterly cash dividend on the company’s common stock of $0.07 per common share. The dividend is payable October 3, 2016, to shareholders of record on September 19, 2016.
Specific 2016 Second Quarter highlights compared with 2015 Second Quarter:

•
$7 million, or 1%, increase in fully-taxable equivalent revenue, comprised of a $17 million, or 3%, increase in fully-taxable equivalent net interest income and an $11 million, or 4%, decrease in noninterest income

•	Net interest margin of 3.06%, a decrease of 14 basis points

•
$32 million, or 6%, increase in noninterest expense, including $21 million of FirstMerit acquisition-related expense during the 2016 second quarter compared to $2 million of merger and acquisition-related expense during the year-ago quarter

•
$4.0 billion, or 8%, increase in average loans and leases, primarily driven by a $2.1 billion, or 26%, increase in automobile loans and a $1.5 billion, or 8%, increase in commercial and industrial (C&I) loans

•	$2.0 billion, or 15%, increase in average securities, including a net increase of $0.6 billion of direct purchase municipal instruments in our Commercial Banking segment

•
$2.7 billion, or 5%, increase in average core deposits, driven by a $1.9 billion, or 28%, increase in interest-bearing demand deposits and a $0.6 billion, or 4%, increase in noninterest-bearing demand deposits

•	Net charge-offs declined to 0.13% of average loans and leases, down from 0.21%, benefiting from continued commercial real estate (CRE) net recoveries

•	$0.58, or 9%, increase in tangible book value per common share (TBVPS) to $7.29; end of period dividend yield of 3.1%
Table 1 – Earnings Performance Summary

	2016		2015
($ in millions, except per share data)	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$175	$171	$178	$153	$196
Diluted earnings per common share	0.19	0.20	0.21	0.18	0.23

Return on average assets	0.96%	0.96%	1.00%	0.87%	1.16%
Return on average common equity	9.6	10.4	10.8	9.3	12.3
Return on average tangible common equity	11.0	11.9	12.4	10.7	14.4
Net interest margin	3.06	3.11	3.09	3.16	3.20
Efficiency ratio	66.1	64.6	63.7	69.1	61.7

Tangible book value per common share	$7.29	$7.12	$6.91	$6.88	$6.71
Cash dividends declared per common share	0.07	0.07	0.07	0.06	0.06
Average diluted shares outstanding (000’s)	810,371	808,349	810,143	814,326	820,238

Average earning assets	$67,863	$66,234	$64,961	$63,323	$62,569
Average loans and leases (1)	51,932	50,618	49,827	49,046	47,899
Average core deposits	51,895	51,363	51,585	50,891	49,192

Tangible common equity / tangible assets ratio	7.96%	7.89%	7.82%	7.89%	7.92%
Common equity Tier 1 risk-based capital ratio	9.80	9.73	9.79	9.72	9.65

NCOs as a % of average loans and leases	0.13%	0.07%	0.18%	0.13%	0.21%
NAL ratio	0.88	0.97	0.74	0.72	0.75
ACL as a % of total loans and leases	1.33	1.34	1.33	1.32	1.34

(1)	Excludes loans held for sale
Table 2 lists certain items that we believe are significant in understanding corporate performance and trends (see Basis of Presentation). There was one Significant Item in the 2016 second quarter: $21 million of acquisition-related expense due to the pending acquisition of FirstMerit Corporation.

Table 2 – Significant Items Influencing Earnings

Three Months Ended		Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)		Amount	Amount (1)	EPS (2)
June 30, 2016 – net income			$175	$0.19
•	Merger and acquisition-related net expenses	$(21)	(14)	(0.02)
March 31, 2016 – net income			$171	$0.20
•	Merger and acquisition-related net expenses	$(6)	(4)	(0.01)
December 31, 2015 - net income			$178	$0.21
•	Franchise repositioning-related expense	$(8)	(5)	(0.01)
•	Merger and acquisition-related net gains (3)	—	—	—
September 30, 2015 – net income			$153	$0.18
•	Addition to litigation reserves	$(38)	(25)	(0.03)
•	Merger and acquisition-related net expenses	(5)	(3)	—
June 30, 2015 – net income			$196	$0.23
•	Merger and acquisition-related net expenses	$(2)	(1)	—

(1)	Favorable (unfavorable) impact on net income.

(2)	EPS reflected on a fully diluted basis.

(3)
Noninterest income and noninterest expense was recorded related to the integration of Huntington Technology Finance (HTF) and the sale of Huntington Asset Advisors (HAA), Huntington Asset Services (HASI), and Unified Financial Securities (Unified), resulting in a net gain less than $1 million.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary – Continued Funding Mix Shift Drives Modest NIM Compression Sequentially

	2016		2015
($ in millions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	Change (%)
						LQ	YOY
Net interest income	$506	$503	$497	$495	$491	1%	3%
FTE adjustment	10	9	8	8	8	11	25
Net interest income - FTE	516	512	505	504	499	1	3
Noninterest income	271	242	272	253	282	12	(4)
Total revenue - FTE	$787	$754	$778	$757	$780	4%	1%

						Change bp
Yield / Cost						LQ	YOY
Total earning assets	3.41%	3.44%	3.37%	3.42%	3.45%	(3)	(4)
Total loans and leases	3.63	3.67	3.59	3.65	3.65	(4)	(2)
Total securities	2.56	2.56	2.58	2.59	2.65	—	(9)
Total interest-bearing liabilities	0.50	0.46	0.41	0.39	0.36	4	14
Total interest-bearing deposits	0.23	0.24	0.23	0.22	0.22	(1)	1

Net interest rate spread	2.91	2.98	2.96	3.03	3.09	(7)	(18)
Impact of noninterest-bearing funds on margin	0.15	0.13	0.13	0.13	0.11	2	4
Net interest margin	3.06%	3.11%	3.09%	3.16%	3.20%	(5)	(14)
See Pages 7-9 of Quarterly Financial Supplement for additional detail.
Fully-taxable equivalent (FTE) net interest income for the 2016 second quarter increased $17 million, or 3%, from the 2015 second quarter. This reflected the benefit from the $5.3 billion, or 8%, increase in average earning assets partially offset by a 14 basis point reduction in the FTE net interest margin (NIM) to 3.06%. Average earning asset growth included a $4.0 billion, or 8%, increase in average loans and leases and a $2.0 billion, or 15%, increase in average securities. The NIM contraction reflected a 14 basis point increase in funding costs and a 4 basis point decrease in earning asset yields, partially offset by a 4 basis point increase in the benefit from noninterest-bearing funds.
Compared to the 2016 first quarter, FTE net interest income increased $4 million, or 1%. Average earning assets increased $1.6 billion, or 2%, sequentially, and the NIM decreased 5 basis points. The decrease in the NIM reflected a 3 basis point decrease in earning asset yields, partially reflecting the approximately 2 basis point benefit from recoveries of previously charged-off CRE loans in the 2016 first quarter, and a 4 basis point increase in the cost of interest-bearing liabilities as a result of senior debt financing, partially offset by a 2 basis point increase in the benefit from noninterest-bearing funds.
Table 4 – Average Earning Assets – Automobile and C&I Loans Continue to Drive Loan Growth

	2016		2015
($ in billions)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	Change (%)
						LQ	YOY
Commercial and industrial	$21.3	$20.6	$20.2	$19.8	$19.8	3%	8%
Commercial real estate	5.2	5.2	5.3	5.3	5.2	—	1
Total commercial	26.6	25.9	25.5	25.1	25.0	3	6
Automobile	10.1	9.7	9.3	8.9	8.1	4	26
Home equity	8.4	8.4	8.5	8.5	8.5	—	(1)
Residential mortgage	6.2	6.0	6.1	6.0	5.9	3	6
Other consumer	0.6	0.6	0.5	0.5	0.5	7	36
Total consumer	25.4	24.8	24.4	23.9	22.9	2	11
Total loans and leases	51.9	50.6	49.8	49.0	47.9	3	8
Total securities	15.3	15.1	14.5	13.7	13.3	1	15
Held-for-sale and other earning assets	0.7	0.5	0.6	0.6	1.4	40	(50)
Total earning assets	$67.9	$66.2	$65.0	$63.3	$62.6	2%	8%
See Page 7 of Quarterly Financial Supplement for additional detail.
Average earning assets for the 2016 second quarter increased $5.3 billion, or 8%, from the year-ago quarter. The increase was driven by:

•
$2.1 billion, or 26%, increase in average automobile loans. The 2016 second quarter represented the tenth consecutive quarter of greater than $1.0 billion in automobile loan originations, while maintaining our underwriting consistency and discipline.

•
$2.0 billion, or 15%, increase in average securities, primarily reflecting the reinvestment of cash flows and additional investment in Liquidity Coverage Ratio (LCR) Level 1 qualifying securities and a $0.6 billion increase in direct purchase municipal instruments in our Commercial Banking segment.

•	$1.5 billion, or 8%, increase in average C&I loans and leases, reflecting growth in equipment finance leases, automobile dealer floorplan lending, and corporate banking.

•	$0.3 billion, or 6%, increase in average residential mortgage loans, reflecting increased demand for mortgage loans across our portfolio.
Partially offset by:

•	$0.7 billion, or 50%, decrease in average held-for-sale and other earning assets, primarily related to automobile loans that were securitized and sold late in the year-ago quarter.
Compared to the 2016 first quarter, average earning assets increased $1.6 billion, or 2%. This increase reflected a $1.3 billion increase in average loans and leases, primarily comprised of a $0.7 billion in average C&I loans and a $0.4 billion increase in average automobile loans, and a $0.2 billion increase in average securities.

Table 5 – Average Liabilities – Robust Demand Deposit Growth Continues to Drive Core Deposit Growth

	2016		2015
	Second	First	Fourth	Third	Second	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$16.5	$16.3	$17.2	$17.0	$15.9	1%	4%
Demand deposits - interest-bearing	8.5	7.8	6.9	6.6	6.6	9	28
Total demand deposits	25.0	24.1	24.1	23.6	22.5	4	11
Money market deposits	19.5	19.7	19.8	19.5	18.8	(1)	4
Savings and other domestic deposits	5.4	5.3	5.2	5.2	5.3	3	2
Core certificates of deposit	2.0	2.3	2.4	2.5	2.6	(11)	(24)
Total core deposits	51.9	51.4	51.5	50.8	49.2	1	5
Other domestic deposits of $250,000 or more	0.4	0.5	0.4	0.2	0.2	(12)	119
Brokered deposits and negotiable CDs	2.9	2.9	2.9	2.8	2.7	—	8
Deposits in foreign offices	0.2	0.3	0.4	0.5	0.6	(21)	(63)
Total deposits	$55.4	$55.1	$55.2	$54.3	$52.7	1%	5%

Short-term borrowings	$1.0	$1.1	$0.5	$0.8	$2.2	(10)%	(52)%
Long-term debt	7.9	7.2	6.8	6.0	5.1	10	54
Total debt	$8.9	$8.3	$7.3	$6.8	$7.3	7%	23%

Total interest-bearing liabilities	$47.8	$47.0	$45.5	$44.3	$44.0	2%	9%
See Page 7 of Quarterly Financial Supplement for additional detail.
Average total deposits for the 2016 second quarter increased $2.8 billion, or 5%, from the year-ago quarter, including a $2.7 billion, or 5%, increase in average total core deposits. Average total interest-bearing liabilities increased $3.8 billion, or 9%, from the year-ago quarter. Year-over-year changes in total liabilities reflected:

•
$2.5 billion, or 11%, increase in average demand deposits, including a $1.9 billion, or 28%, increase in average interest-bearing demand deposits and a $0.6 billion, or 4%, increase in average noninterest-bearing demand deposits. The increase in average total demand deposits was comprised of a $1.6 billion, or 12%, increase in average commercial demand deposits and a $0.8 billion, or 10%, increase in average consumer demand deposits.

•
$1.7 billion, or 23%, increase in average total debt, reflecting the issuance of $3.1 billion of senior debt over the past five quarters, partially offset by a $1.1 billion, or 52%, decrease in average short-term borrowings.

•	$0.7 billion, or 4%, increase in average money market deposits, reflecting improvements in cross-sell and targeted marketing.
Partially offset by:

•
$0.6 billion, or 24%, decrease in average core certificates of deposit due to the continued strategic focus on changing the funding sources to low- and no-cost demand, savings, and money market deposits.

•
$0.4 billion, or 63%, decrease in deposits in foreign offices, reflecting targeted sales efforts to move existing sweep account deposit relationships into more efficient domestic, interest-bearing demand deposits.

Compared to the 2016 first quarter, average total core deposits increased $0.5 billion, or 1%, primarily reflecting a $0.7 billion, or 9%, increase in average interest-bearing demand deposits. Average total debt increased $0.6 billion, or 7%, reflecting the $1.0 billion senior debt issuance late in the 2016 first quarter, as well as fluctuations in short-term borrowings as part of normal balance sheet management.

Noninterest Income (see Basis of Presentation)
Table 6 – Noninterest Income (GAAP) – Continued Growth in Deposit Service Charges and Cards and Payment Processing Income Complement Seasonally Strong Mortgage Banking Income

	2016		2015
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$76	$70	$73	$75	$70	8%	8%
Cards and payment processing income	39	36	38	37	36	8	9
Mortgage banking income	32	19	31	19	39	70	(18)
Trust services	22	23	25	25	27	(1)	(15)
Insurance income	16	16	16	16	18	(2)	(10)
Brokerage income	15	16	14	15	15	(6)	(4)
Capital markets fees	13	13	14	13	13	—	(1)
Bank owned life insurance income	13	14	13	13	13	(7)	(5)
Gain on sale of loans	9	5	10	6	12	72	(26)
Securities gains (losses)	1	—	—	—	—	NM	NM
Other income	36	30	37	35	39	20	(7)
Total noninterest income	$271	$242	$272	$253	$282	12%	(4)%

Table 7 - Impact of Significant Items

	2016		2015
	Second	First	Fourth	Third	Second
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Service charges on deposit accounts	$—	$—	$—	$—	$—
Cards and payment processing income	—	—	—	—	—
Mortgage banking income	—	—	—	—	—
Trust services	—	—	—	—	—
Insurance income	—	—	—	—	—
Brokerage income	—	—	—	—	—
Capital markets fees	—	—	—	—	—
Bank owned life insurance income	—	—	—	—	—
Gain on sale of loans	—	—	—	—	—
Securities gains (losses)	—	—	—	—	—
Other income	—	—	3	—	—
Total noninterest income	$—	$—	$3	$—	$—

Table 8 - Adjusted Noninterest Income (Non-GAAP)

	2016		2015
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$76	$70	$73	$75	$70	8%	8%
Cards and payment processing income	39	36	38	37	36	8	9
Mortgage banking income	32	19	31	19	39	70	(18)
Trust services	22	23	25	25	27	(1)	(15)
Insurance income	16	16	16	16	18	(2)	(10)
Brokerage income	15	16	14	15	15	(6)	(4)
Capital markets fees	13	13	14	13	13	—	(1)
Bank owned life insurance income	13	14	13	13	13	(7)	(5)
Gain on sale of loans	9	5	10	6	12	72	(26)
Securities gains (losses)	1	—	—	—	—	NM	NM
Other income	36	30	34	35	39	(26)	(7)
Total noninterest income	$271	$242	$269	$253	$282	(12)%	(4)%
See Pages 10-11 of Quarterly Financial Supplement for additional detail.
Noninterest income for the 2016 second quarter decreased $11 million, or 4%, from the year-ago quarter. The year-over-year decrease primarily reflected:

•	$7 million, or 18%, decrease in mortgage banking income, primarily as a result of an $8 million impact from net MSR activity.

•	$4 million, or 15%, decrease in trust services, primarily related to the sale of HAA, HASI, and Unified, and the transition of the remaining Huntington Funds at the end of the 2015 fourth quarter.

•	$3 million, or 26%, decrease in gain on sale of loans, primarily reflecting the $5 million gain from the automobile loan securitization in the year-ago quarter.
Partially offset by:

•
$5 million, or 8%, increase in service charges on deposit accounts, reflecting the benefit of continued new customer acquisition including a 4% increase in consumer checking households and a 3% increase in commercial checking relationships.

•	$3 million, or 9%, increase in cards and payment processing income, due to higher card related income and underlying customer growth.
Compared to the 2016 first quarter, total noninterest income increased $29 million, or 12%. Mortgage banking income increased $13 million, or 70%, primarily driven by an $8 million, or 45%, increase in origination and secondary marketing income and a $4 million increase in net MSR activity. Other income increased $6 million, or 20%, primarily related to HTF lease activity. Gain on sale of loans increased $4 million, or 72%, due to seasonally weak SBA loan sales in the prior quarter.

Noninterest Expense (see Basis of Presentation)
Table 9 – Noninterest Expense (GAAP) – Personnel Expense Continues to Drive Growth in Noninterest Expense

	2016		2015
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$299	$285	$289	$286	$282	5%	6%
Outside data processing and other services	63	62	64	59	59	2	8
Equipment	32	33	32	31	32	(2)	—
Net occupancy	31	31	33	29	29	(2)	6
Marketing	15	12	12	12	15	20	(2)
Professional services	21	14	13	12	13	59	71
Deposit and other insurance expense	12	11	11	12	12	9	3
Amortization of intangibles	4	4	4	4	10	(3)	(64)
Other expense	47	39	42	82	41	21	14
Total noninterest expense	$524	$491	$499	$527	$492	7%	6%
(in thousands)
Number of employees (Average full-time equivalent)	12.4	12.4	12.4	12.4	12.3	—%	1%
Table 10 - Impacts of Significant Items

	2016		2015
	Second	First	Fourth	Third	Second
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$5	$1	$2	$3	$—
Outside data processing and other services	3	—	2	2	1
Equipment	—	—	—	—	—
Net occupancy	—	—	5	—	—
Marketing	—	—	—	—	—
Professional services	11	4	1	—	1
Other expense	2	1	—	38	—
Total noninterest expense	$21	$6	$10	$43	$2
Table 11 - Adjusted Noninterest Expense (Non-GAAP)

	2016		2015
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$294	$285	$287	$283	$282	3%	4%
Outside data processing and other services	60	62	62	57	58	(3)	3
Equipment	32	33	32	31	32	(3)	—
Net occupancy	30	31	28	29	29	(3)	3
Marketing	15	12	12	12	15	25	—
Professional services	11	9	12	12	12	22	(8)
Deposit and other insurance expense	12	11	11	12	12	9	—
Amortization of intangibles	4	4	4	4	10	—	(60)
Other expense	46	38	41	43	41	21	12
Total noninterest expense	$503	$485	$488	$483	$490	4%	3%
See Page 10 of Quarterly Financial Supplement for additional detail.

Reported noninterest expense for the 2016 second quarter increased $32 million, or 6%, from the year-ago quarter. Changes in reported noninterest expense primarily reflect:

•
$17 million, or 6%, increase in personnel costs, reflecting a $10 million increase in salaries and a $7 million increase in benefits expense. These increases are primarily the result of annual compensation increases coupled with a 1% increase in the number of average full-time equivalent employees, largely related to the build-out of the in-store strategy, as well as higher healthcare expenses.  Personnel costs in the 2016 second quarter included $5 million of Significant Items, primarily comprised of personnel expense related to technology development for systems conversions and fully-dedicated personnel for merger and integration efforts.

•	$9 million, or 71%, increase in professional expense, primarily reflecting $11 million of legal and consulting expense related to the pending FirstMerit acquisition.

•
$6 million, or 14%, increase in other expense, primarily impacted by litigation reserve adjustments. The quarter also included $2 million of Significant Items related to the pending FirstMerit acquisition.

•
$5 million, or 8%, increase in outside data processing and other services expense, primarily related to ongoing technology investments. The quarter included $3 million of Significant Items related to the pending FirstMerit acquisition.

Partially offset by:

•	$6 million, or 64%, decrease in amortization of intangibles reflecting the full amortization of the core deposit intangible from the Sky Financial acquisition at the end of the 2015 second quarter.
Reported noninterest expense increased $33 million, or 7%, from the 2016 first quarter. Personnel costs increased $14 million, or 5%, primarily related to incentive compensation and $5 million of Significant Items in the 2016 second quarter compared to less than $1 million of Significant Items in the prior quarter. Other expense increased $8 million, or 21%, primarily reflecting litigation reserve adjustments as well as $2 million of Significant Items in the 2016 second quarter compared to $1 million of Significant Items in the prior quarter. Professional services expense increased $8 million, or 59%, primarily reflecting $11 million of Significant Items in the 2016 second quarter compared to $4 million of Significant Items in the prior quarter.

Credit Quality
Table 12 – Credit Quality Metrics – NALs and NPAs Decrease Sequentially, while NCOs Remain Better than the Long-Term Expectations

	2016		2015
($ in thousands)	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
Total nonaccrual loans and leases	$460,547	$498,734	$371,581	$356,477	$364,339
Total other real estate, net	28,901	26,132	27,342	24,910	29,232
Other NPAs (1)	376	—	—	—	2,440
Total nonperforming assets	489,824	524,866	398,923	381,387	396,011
Accruing loans and leases past due 90 days or more	98,579	105,812	105,790	105,608	106,878
NPAs + accruing loans and lease past due 90 days or more	$588,403	$630,678	$504,713	$486,995	$502,889
NAL ratio (2)	0.88%	0.97%	0.74%	0.72%	0.75%
NPA ratio (3) (4)	0.93	1.02	0.79	0.77	0.81
(NPAs+90 days)/(Loans+OREO)	1.12	1.22	1.00	0.98	1.03
Provision for credit losses	$24,509	$27,582	$36,468	$22,476	$20,419
Net charge-offs	16,755	8,552	21,823	16,163	25,375
Net charge-offs / Average total loans	0.13%	0.07%	0.18%	0.13%	0.21%
Allowance for loans and lease losses	$623,064	$613,719	$597,843	$591,938	$599,542
Allowance for unfunded loan commitments and letters of credit	73,748	75,325	72,081	64,223	55,371
Allowance for credit losses (ACL)	$696,812	$689,044	$669,924	$656,161	$654,913
ACL as a % of:
Total loans and leases	1.33%	1.34%	1.33%	1.32%	1.34%
NALs	151	138	180	184	180
NPAs	142	131	168	172	165

(1)	Other nonperforming assets include certain impaired investment securities.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases and net other real estate.

(4)	Excludes nonaccruing troubled debt restructured home equity loans previously transferred to held-for-sale.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.
Overall asset quality remains strong, with modest volatility. Nonaccrual loans and leases (NALs) increased $96 million, or 26%, from the year-ago quarter to $461 million, or 0.88% of total loans and leases. The year-over-year increase was exclusively centered in the Commercial portfolio and was primarily associated with a small number of energy sector loan relationships which were added to NALs during the 2016 first quarter. Nonperforming assets (NPAs) increased $94 million, or 24%, from the year-ago quarter to $490 million, or 0.93% of total loans and leases and net OREO. NALs decreased $38 million, or 8%, from the prior quarter, while NPAs decreased $35 million, or 7%, from the prior quarter. The linked-quarter decreases primarily resulted from significant pay-downs and limited additional inflows. While the energy sector was a primary driver of the NAL activity over the last two quarters, the oil and gas exploration and production (E&P) portfolio represented less than 1% of total loans outstanding at quarter end.
The provision for credit losses increased $4 million, or 20%, year-over-year to $25 million in the 2016 second quarter. Net charge-offs (NCOs) decreased $9 million, or 34%, to $17 million. NCOs represented an annualized 0.13% of average loans and leases in the current quarter, up from 0.07% in the prior quarter and down from 0.21% in the year-ago quarter. We continue to be pleased with the net charge-off performance across the entire portfolio. Commercial charge-offs were positively impacted by continued recoveries in the CRE portfolio and broader continued successful workout strategies, while consumer charge-offs declined substantially from the prior quarter and remain within our expected range.
Overall consumer credit metrics, led by the Residential Mortgage and Home Equity portfolios, continue to show an improving trend, while the commercial portfolios continue to experience some quarter-to-quarter volatility based on the absolute low level of problem loans.

The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.33% from 1.34% a year ago, while the ACL as a percentage of period-end total NALs decreased to 151% from 180%. We believe the level of the ACL is appropriate given the improvement in the credit quality metrics and the current composition of the overall loan and lease portfolio.
Capital
Table 13 – Capital Ratios – Preferred Equity Issuance Augments Regulatory Capital Ratios

	2016		2015
($ in millions)	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
Tangible common equity / tangible assets ratio	7.96%	7.89%	7.82%	7.89%	7.92%
Common equity tier 1 risk-based capital ratio (1)	9.80%	9.73%	9.79%	9.72%	9.65%
Regulatory Tier 1 risk-based capital ratio (1)	11.37%	10.99%	10.53%	10.49%	10.41%
Regulatory Total risk-based capital ratio (1)	13.49%	13.17%	12.64%	12.70%	12.62%
Total risk-weighted assets (1)	$60,717	$59,798	$58,420	$57,839	$57,850

(1)	Figures are estimated and are presented on a Basel III basis, including the standardized approach for calculating risk-weighted assets.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.96% at June 30, 2016, up 4 basis points from a year ago. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.80% at June 30, 2016, up from 9.65% a year ago. The regulatory Tier 1 risk-based capital ratio was 11.37% compared to 10.41% at June 30, 2015. All capital ratios were impacted by the repurchase of 9.3 million common shares during the 2015 third and fourth quarters under the $366 million repurchase authorization included in the 2015 CCAR capital plan. As previously announced, we decided to forgo the remaining $166 million of share repurchase capacity under our 2015 CCAR capital plan in order to build capital ratios in preparation for the pending FirstMerit acquisition. As a result, we did not repurchase any common shares during the 2016 first or second quarters. In addition, our 2016 CCAR capital plan did not include any proposed share repurchases over the next four quarters. The regulatory Tier 1 risk-based and total risk-based capital ratios benefited from the issuance of $400 million and $200 million of class D preferred equity during the 2016 first and second quarters, respectively.
Income Taxes
The provision for income taxes in the 2016 second quarter was $54 million compared to $64 million in the 2015 second quarter. The effective tax rates for the 2016 second quarter and 2015 second quarter were 23.7% and 24.6%, respectively. At June 30, 2016, we had a net federal deferred tax liability of $34 million and a net state deferred tax asset of $42 million.
Expectations
“We continue to expect growth in our regional economy, but recognize the escalation of market volatility year-to-date and its contribution to dampening global outlook,” Steinour said. “We are also mindful of the increased uncertainty that naturally accompanies the presidential election cycle. Meantime, while still presenting a challenging operating environment for us, ongoing flat interest rates should benefit our consumer and business customers. Within the current environment, we continue to execute our core strategy in line with our established plans, while simultaneously making substantial progress with our acquisition of FirstMerit.”
Excluding Significant Items, net MSR activity, and the incremental impact of the pending FirstMerit acquisition, our goals for full-year 2016 performance remain consistent with our long-term financial goals of 4-6% revenue growth and annual positive operating leverage. Overall, asset quality metrics are expected to remain near current levels. Moderate quarterly volatility also is expected, given the quickly evolving macroeconomic conditions, commodities and currency market volatility, and current low level of problem assets and credit costs. We anticipate NCOs will remain below our long-term normalized range of 35 to 55 basis points.
Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on July 21, 2016, at 9:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (844) 318-8148; Conference

ID #38561488. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through July 29, 2016 at (855) 859-2056 or (404) 537-3406; conference ID #38561488.
Please see the 2016 Second Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on Huntington's Investor Relations website, www.huntington-ir.com.
Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed transaction with FirstMerit, the merger parties’ plans, objectives, expectations and intentions, the expected timing of completion of the transaction with FirstMerit, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions, uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board, volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of Huntington’s and FirstMerit’s respective business strategies, including market acceptance of any new products or services implementing Huntington’s “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB, and the regulatory approval process associated with the merger; the possibility that the proposed transaction with FirstMerit does not close when expected or at all because required regulatory or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington and FirstMerit do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; Huntington’s ability to complete the acquisition and integration of FirstMerit successfully; and other factors that may affect future results of Huntington and FirstMerit. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2016, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website, http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC, and in FirstMerit’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2016, each of which is on file with the SEC and available in the “Investors” section of FirstMerit’s website, http://www.firstmerit.com, under the heading “Publications & Filings” and in other documents FirstMerit files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Huntington nor FirstMerit assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
Basis of Presentation
Use of Non-GAAP Financial Measures

This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2015 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
About Huntington
Huntington Bancshares Incorporated is a $74 billion asset regional bank holding company headquartered in Columbus, Ohio, with a network of more than 750 branches and more than 1,500 ATMs across six Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.
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